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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE TO

Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934
(Amendment No. 2)

Cimarex Energy Co.
(Name of Subject Company (Issuer))

Cimarex Energy Co.
(Name of Filing Person (Offeror))

Floating Rate Convertible Senior Notes due 2023
(Title of Class of Securities)

55972FAE4
(CUSIP Number of Class of Securities)

Paul Korus
Cimarex Energy Co.
1700 Lincoln Street, Suite 1800
Denver, Colorado 80203
(303) 295-3995
(Name, address, and telephone numbers of person authorized
to receive notices and communications on behalf of filing persons)

Copy to:
Thomas A. Richardson, Esq.
J. Gregory Holloway, Esq.
Paul G. Thompson, Esq.
Holme Roberts & Owen LLP
1700 Lincoln Street, Suite 4100
Denver, Colorado 80203
(303) 861-7000

CALCULATION OF FILING FEE

Transaction valuation(1)	Amount of filing fee(2)
$125,592,014	$14,782.18

(1)
Estimated solely for the purpose of determining the filing fee. Based upon the estimated maximum amount of cash that might be paid for the Floating Rate Convertible Senior Notes due 2023, calculated as the sum of (a) $125,000,000, representing 100% of the principal amount of the notes outstanding, plus (b) $592,014, representing accrued and unpaid interest on the notes through August 4, 2005, the day before the date the offer is currently anticipated to expire.

(2)
The amount of the filing fee, calculated in accordance with Rule 0-11, equals $117.70 for each $1,000,000 of the value of the transaction.

☒
Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its fiing.

          Amount Previously Paid: $14,782.18

          Form or Registration No.: Schedule TO

          Filing Party: Cimarex Energy Co.

          Date Filed: July 6, 2005

☐
Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

  ☐
  third-party tender offer subject to Rule 14d-1.

  ☒
  issuer tender offer subject to Rule 13e-4.

  ☐
  going-private transaction subject to Rule 13e-3.

  ☐
  amendment to Schedule 13D under Rule 13d-2.

        Check the following box if the filing is a final amendment reporting the results of the tender offer: ☒

AMENDMENT NO. 2 TO SCHEDULE TO

        This Amendment No. 2 amends and supplements the Tender Offer Statement on Schedule TO filed by Cimarex Energy Co., a Delaware corporation ("Cimarex"), with the Securities and Exchange Commission on July 6, 2005, as amended by Amendment No. 1 filed with the Securities and Exchange Commission on July 27, 2005 (as amended, the "Schedule TO"), relating to the change in control offer (the "Offer") by Cimarex to purchase for cash, on the terms and subject to the conditions set forth in the Change in Control Notice and Offer to Purchase, dated July 6, 2005, as amended and supplemented by the Supplement to Offer to Purchase, dated July 27, 2005 (as amended and supplemented, the "Offer to Purchase"), and in the related revised Letter of Transmittal, any and all of the outstanding Floating Rate Convertible Senior Notes due 2023 (the "Securities") originally issued by Magnum Hunter Resources, Inc., a Nevada corporation.

Item 11. Terms of the Transaction.

        Item 11 of Schedule TO is hereby amended and supplemented to add the following.

        On August 8, 2005, Cimarex issued a press release announcing the final results of the tender offer, which expired at 5:00 p.m., New York City time, on August 5, 2005. A copy of the press release is filed as Exhibit (a)(12) to this Schedule TO and is incorporated herein by reference.

Item 12. Exhibits.

        The following are attached as exhibits to this Schedule TO:

Exhibit Number	Exhibit Description
(a)(1)	Offer to Purchase dated July 6, 2005.*
(a)(2)	Letter of Transmittal.*
(a)(3)	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*
(a)(4)	Letter to brokers, dealers, commercial banks, trust companies and other nominees.*
(a)(5)	Letter to be used by brokers, dealers, commercial banks, trust companies and other nominees to their clients.*
(a)(6)	Press release issued by Cimarex on July 6, 2005.*
(a)(7)	Press release issued by Cimarex on July 27, 2005*
(a)(8)	Supplement to Offer to Purchase dated July 27, 2005.*
(a)(9)	Revised Letter of Transmittal. *
(a)(10)	Supplemental letter to brokers, dealers, commercial banks, trust companies and other nominees. *
(a)(11)	Supplemental letter to be used by brokers, dealers, commercial banks, trust companies and other nominees to their clients. *
(a)(12)	Press release issued by Cimarex on August 8, 2005**
(b)	Amended and Restated Credit Agreement dated as of June 13, 2005, among Cimarex Energy Co., the Lenders listed on the signature pages thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, U.S. Bank National Association, as Co-Syndication Agent, Bank of America, N.A., as Co-Syndication Agent, Wells Fargo Bank, N.A., as Documentation Agent and J.P. Morgan Securities Inc., as Lead Arranger and Sole Book Runner (incorporated by reference to Exhibit 10.1 to Cimarex's Current Report on Form 8-K, filed with the SEC on June 17, 2005, file no. 001-31446).
(d)(1)	Indenture dated December 15, 2003 between Magnum Hunter Resources, Inc., the subsidiary guarantors named therein and Deutsche Bank Trust Company Americas, as Trustee (incorporated by reference to Magnum Hunter's Form 10-K for the year ended December 31, 2003).

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(d)(2)	Form of Floating Rate Convertible Senior Notes due 2023 (included in Exhibit (d)(1)).
(d)(3)	First Supplemental Indenture, dated June 6, 2005 among Magnum Hunter Resources, Inc., the Subsidiary Guarantors named therein and Deutsche Bank Trust Company Americas, as Trustee (incorporated by reference to Exhibit 4.1 to Magnum Hunter's Current Report on Form 8-K, filed with the SEC on June 8, 2005, file no. 001-12508).
(d)(4)	Second Supplemental Indenture, dated June 7, 2005 among Magnum Hunter Resources, Inc., Cimarex Energy Co., the Subsidiary Guarantors named therein and Deutsche Bank Trust Company Americas, as Trustee (incorporated by reference to Exhibit 4.1 to Cimarex's Current Report on Form 8-K, filed with the SEC on June 8, 2005, file no. 001-31446).
(d)(5)	Third Supplemental Indenture, dated June 13, 2005 among Cimarex Energy Co., the Subsidiary Guarantors named therein and Deutsche Bank Trust Company Americas, as Trustee (incorporated by reference to Exhibit 4.1 to Cimarex's Current Report on Form 8-K, filed with the SEC on June 17, 2005, file no. 001-31446).
(d)(6)	Registration Rights Agreement dated as of December 17, 2003, among Magnum Hunter Resources, Inc., the Subsidiary Guarantors named therein and Deutsche Bank Securities Inc. and Banc of America Securities LLC, as representatives of the initial purchasers (filed as Exhibit 4.10 to Cimarex's Registration Statement on Form S-3 dated May 25, 2005 (Registration No. 333-125235) and incorporated herein by reference).
(d)(7)	Joinder to Registration Rights Agreement dated as of June 13, 2005, among the Subsidiary Guarantors party thereto (incorporated by reference to Exhibit 4.3 to Cimarex's Current Report on Form 8-K, filed with the SEC on June 17, 2005, file no. 001-31446).
(d)(8)	Agreement and Plan of Merger, dated as of January 25, 2005, among Cimarex Energy Co., Cimarex Nevada Acquisition Sub and Magnum Hunter Resources, Inc. (attached as Annex A to the joint proxy statement/prospectus included in Cimarex's Registration Statement on Form S-4 (Registration No. 333-123019), and incorporated herein by reference).
(d)(9)	Amendment No. 1 to Agreement and Plan of Merger, dated as of February 18, 2005, among Cimarex Energy Co., Cimarex Nevada Acquisition Sub and Magnum Hunter Resources, Inc. (attached as Annex A to the joint proxy statement/prospectus included in Cimarex's Registration Statement on Form S-4 (Registration No. 333-123019), and incorporated herein by reference).
(d)(10)	Amendment No. 2 to Agreement and Plan of Merger, dated as of April 20, 2005, among Cimarex Energy Co., Cimarex Nevada Acquisition Sub and Magnum Hunter Resources, Inc. (attached as Annex A to the joint proxy statement/prospectus included in Cimarex's Registration Statement on Form S-4 (Registration No. 333-123019), and incorporated herein by reference).
(d)(11)	Voting Agreement, dated as of January 25, 2005, among Cimarex Energy Co., Gary C. Evans and Jacquelyn Evelyn Enterprises, Inc. (incorporated by reference to Exhibit 99.1 to Cimarex's Current Report on Form 8-K filed with the SEC on January 28, 2005, file no. 001-31446).
(d)(12)	Agreement and Plan of Merger, dated as of June 7, 2005, between Cimarex Energy Co. and Magnum Hunter Resources, Inc. (incorporated by reference to Exhibit 99.1 to Cimarex's Current Report on Form 8-K filed with the SEC on June 17, 2005, file no. 001-31446).
(d)(13)	Indenture, dated March 15, 2002, between Magnum Hunter Resources, Inc., the subsidiary guarantors named therein and Bankers Trust Company, as Trustee (incorporated by reference to Magnum Hunter Resources, Inc.'s Form 10-K for the year ended December 31, 2001).
(d)(14)	Form of 9.6% Senior Notes due 2012 (included in Exhibit (d)(13).

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(d)(15)	First Supplemental Indenture dated as of June 13, 2005, among Cimarex Energy Co., the Subsidiary Guarantors party thereto and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company) (incorporated by reference to Exhibit 4.2 to Cimarex's Current Report on Form 8-K filed with the SEC on June 17, 2005, file no. 001-31446).
(g)	None.
(h)	None.

*
Previously filed

**
Filed herewith

3

SIGNATURE

        After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 2 to Schedule TO is true, compete and correct.

CIMAREX ENERGY CO.
By:	/s/ PAUL KORUS
Name:	Paul Korus
Title:	Vice President, Chief Financial Officer and Treasurer

Date: August 8, 2005

EXHIBIT INDEX

Exhibit Number	Exhibit Description
(a)(1)	Offer to Purchase dated July 6, 2005.*
(a)(2)	Letter of Transmittal.*
(a)(3)	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*
(a)(4)	Letter to brokers, dealers, commercial banks, trust companies and other nominees.*
(a)(5)	Letter to be used by brokers, dealers, commercial banks, trust companies and other nominees to their clients.*
(a)(6)	Press release issued by Cimarex on July 6, 2005.*
(a)(7)	Press release issued by Cimarex on July 27, 2005*
(a)(8)	Supplement to Offer to Purchase dated July 27, 2005.*
(a)(9)	Revised Letter of Transmittal. *
(a)(10)	Supplemental letter to brokers, dealers, commercial banks, trust companies and other nominees. *
(a)(11)	Supplemental letter to be used by brokers, dealers, commercial banks, trust companies and other nominees to their clients. *
(a)(12)	Press release issued by Cimarex on August 8, 2005**
(b)	Amended and Restated Credit Agreement dated as of June 13, 2005, among Cimarex Energy Co., the Lenders listed on the signature pages thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, U.S. Bank National Association, as Co-Syndication Agent, Bank of America, N.A., as Co-Syndication Agent, Wells Fargo Bank, N.A., as Documentation Agent and J.P. Morgan Securities Inc., as Lead Arranger and Sole Book Runner (incorporated by reference to Exhibit 10.1 to Cimarex's Current Report on Form 8-K, filed with the SEC on June 17, 2005, file no. 001-31446).
(d)(1)	Indenture dated December 15, 2003 between Magnum Hunter Resources, Inc., the subsidiary guarantors named therein and Deutsche Bank Trust Company Americas, as Trustee (incorporated by reference to Magnum Hunter's Form 10-K for the year ended December 31, 2003).
(d)(2)	Form of Floating Rate Convertible Senior Notes due 2023 (included in Exhibit (d)(1)).
(d)(3)	First Supplemental Indenture, dated June 6, 2005 among Magnum Hunter Resources, Inc., the Subsidiary Guarantors named therein and Deutsche Bank Trust Company Americas, as Trustee (incorporated by reference to Exhibit 4.1 to Magnum Hunter's Current Report on Form 8-K, filed with the SEC on June 8, 2005, file no. 001-12508).
(d)(4)	Second Supplemental Indenture, dated June 7, 2005 among Magnum Hunter Resources, Inc., Cimarex Energy Co., the Subsidiary Guarantors named therein and Deutsche Bank Trust Company Americas, as Trustee (incorporated by reference to Exhibit 4.1 to Cimarex's Current Report on Form 8-K, filed with the SEC on June 8, 2005, file no. 001-31446).
(d)(5)	Third Supplemental Indenture, dated June 13, 2005 among Cimarex Energy Co., the Subsidiary Guarantors named therein and Deutsche Bank Trust Company Americas, as Trustee (incorporated by reference to Exhibit 4.1 to Cimarex's Current Report on Form 8-K, filed with the SEC on June 17, 2005, file no. 001-31446).
(d)(6)	Registration Rights Agreement dated as of December 17, 2003, among Magnum Hunter Resources, Inc., the Subsidiary Guarantors named therein and Deutsche Bank Securities Inc. and Banc of America Securities LLC, as representatives of the initial purchasers (filed as Exhibit 4.10 to Cimarex's Registration Statement on Form S-3 dated May 25, 2005 (Registration No. 333-125235) and incorporated herein by reference).
(d)(7)	Joinder to Registration Rights Agreement dated as of June 13, 2005, among the Subsidiary Guarantors party thereto (incorporated by reference to Exhibit 4.3 to Cimarex's Current Report on Form 8-K, filed with the SEC on June 17, 2005, file no. 001-31446).

(d)(8)	Agreement and Plan of Merger, dated as of January 25, 2005, among Cimarex Energy Co., Cimarex Nevada Acquisition Sub and Magnum Hunter Resources, Inc. (attached as Annex A to the joint proxy statement/prospectus included in Cimarex's Registration Statement on Form S-4 (Registration No. 333-123019), and incorporated herein by reference).
(d)(9)	Amendment No. 1 to Agreement and Plan of Merger, dated as of February 18, 2005, among Cimarex Energy Co., Cimarex Nevada Acquisition Sub and Magnum Hunter Resources, Inc. (attached as Annex A to the joint proxy statement/prospectus included in Cimarex's Registration Statement on Form S-4 (Registration No. 333-123019), and incorporated herein by reference).
(d)(10)	Amendment No. 2 to Agreement and Plan of Merger, dated as of April 20, 2005, among Cimarex Energy Co., Cimarex Nevada Acquisition Sub and Magnum Hunter Resources, Inc. (attached as Annex A to the joint proxy statement/prospectus included in Cimarex's Registration Statement on Form S-4 (Registration No. 333-123019), and incorporated herein by reference).
(d)(11)	Voting Agreement, dated as of January 25, 2005, among Cimarex Energy Co., Gary C. Evans and Jacquelyn Evelyn Enterprises, Inc. (incorporated by reference to Exhibit 99.1 to Cimarex's Current Report on Form 8-K filed with the SEC on January 28, 2005, file no. 001-31446).
(d)(12)	Agreement and Plan of Merger, dated as of June 7, 2005, between Cimarex Energy Co. and Magnum Hunter Resources, Inc. (incorporated by reference to Exhibit 99.1 to Cimarex's Current Report on Form 8-K filed with the SEC on June 17, 2005, file no. 001-31446).
(d)(13)	Indenture, dated March 15, 2002, between Magnum Hunter Resources, Inc., the subsidiary guarantors named therein and Bankers Trust Company, as Trustee (incorporated by reference to Magnum Hunter Resources, Inc.'s Form 10-K for the year ended December 31, 2001).
(d)(14)	Form of 9.6% Senior Notes due 2012 (included in Exhibit (d)(13)).
(d)(15)	First Supplemental Indenture dated as of June 13, 2005, among Cimarex Energy Co., the Subsidiary Guarantors party thereto and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company) (incorporated by reference to Exhibit 4.2 to Cimarex's Current Report on Form 8-K filed with the SEC on June 17, 2005, file no. 001-31446).
(g)	None.
(h)	None.

*
Previously filed

**
Filed herewith

6

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  Item 11. Terms of the Transaction.
  Item 12. Exhibits.
SIGNATURE
EXHIBIT INDEX